Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated December 7, 2007 accompanying the consolidated financial statements of Key Technology, Inc. and subsidiaries appearing in the 2007 Annual Report of the Company on Form 10-K for the year ended September 30, 2007, which is incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption "Experts."

/s/GRANT THORNTON LLP

Seattle, Washington
July 23, 2008